Exhibit 99.1

Horsehead Holding Corp. Reports Fourth Quarter 2014 Results

PITTSBURGH--(BUSINESS WIRE)--February 24, 2015--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(4.1) million, or $(0.08) per diluted share, for the fourth quarter of 2014, compared to a consolidated net loss for the fourth quarter of 2013 of $(12.4) million, or $(0.26) per diluted share. Adjusted EBITDA(1) for the fourth quarter of 2014 was $7.4 million compared to $11.2 million for the fourth quarter of 2013.

“We are pleased with the progress made during the fourth quarter with the ramp-up of production at the Mooresboro, NC facility. The fourth quarter represented a milestone for our Horsehead Corporation segment as we achieved break-even adjusted EBITDA even though the Mooresboro facility only operated at an average utilization of 30% of projected capacity. This is compared with negative adjusted EBITDA of approximately $(7.0) million for the same segment during the third quarter of 2014. The Zochem and INMETCO segments also turned in strong performance for the quarter and the demand for our zinc calcine continued to be solid,” said Jim Hensler, President and Chief Executive Officer.

Mooresboro Status

“Our primary focus during the quarter was the ramp-up of the Mooresboro facility. The facility produced approximately 12,000 tons of zinc metal during the quarter compared to 4,300 tons in the third quarter of 2014. Production for the month of December was approximately 5,400 tons as improvements with equipment reliability and process debottlenecking helped to increase the ramp up rate during the quarter. We made significant progress with the previously reported solids/liquid separation issue at the front end of the process, allowing the production rate to increase. We were particularly pleased that for extended periods in December, the facility operated near our estimated cash flow break-even level after cash interest expense of 230 tons per day. Zinc metal sales continued to be supplemented with the sale of approximately 23,500 tons of zinc calcine during the fourth quarter. As a result of strong zinc calcine sales, the total quantity of zinc contained in all product shipments during the quarter was 39,621 tons which was essentially equal to the prior year’s quarter despite the lower metal production during the ramp-up of Mooresboro.”

“Since the beginning of 2015, the daily average production rate continued to improve compared with the fourth quarter rate. During January 2015 we produced approximately 4,600 tons of zinc metal. We reduced the plating rate for several days in January to perform some needed maintenance in the cell house. We also experienced intermittent equipment reliability issues, particularly with some key pumps, which were further exacerbated by recent extreme cold weather conditions. On February 20, 2015 we began a planned seven day outage to address several of these issues. We expect to ramp up production following this outage. Our interim target is to demonstrate that no bottlenecks exist to operating the facility at 75% of nameplate capacity, or 330 tons per day, by the end of the first quarter of 2015. We believe that our ability to achieve this higher level of production will depend primarily on the absence of further unplanned equipment issues.

“We began introducing feed into the lead-silver recovery circuit during the fourth quarter and have started to produce lead-silver concentrate that we are currently analyzing to fine tune this circuit. We are also addressing some issues with pump selection identified during the initial operating period.”

“We are pleased with the progress being made and continue to believe that once we are operating at full capacity, we will realize $90 to $110 million of incremental EBITDA benefit as a result of the investment in this transformation. However, the timing for completion of the ramp up cannot be determined with certainty at this time,” added Hensler.

Fourth Quarter Highlights

Compared to the same quarter last year:

  Zochem had a strong quarter, with pre-tax income increasing 90%, reflecting the full integration of our zinc oxide business into a single location,
  INMETCO realized a 119% increase in pre-tax income as the planned maintenance outage was deferred into the first quarter of 2015,
  Zinc product shipments, excluding sales of zinc calcine, decreased 12,432 tons, or 31%, to 27,562 tons for the quarter, reflecting the shutdown of operations and liquidation of inventory at the Monaca facility and the start of shipments from Mooresboro. Shipment of zinc calcine totaled 23,458 tons for the quarter.
  The LME zinc price averaged $1.01/lb for the fourth quarter of 2014 compared to $0.86/lb for the fourth quarter of 2013. The LME nickel price averaged $7.17/lb for the fourth quarter of 2014 compared to $6.31/lb for the fourth quarter of 2013. Zinc prices were hedged at $1.05/lb for the majority of the fourth quarter of 2014.
  Net sales increased $3.0 million, or 2.9%, to $106.6 million. Higher LME zinc and nickel prices, a favorable change in noncash hedge charges and shipments of zinc calcine more than offset the decline in shipments of finished zinc products. Noncash mark-to-market adjustments reduced sales $0.6 million in the fourth quarter of 2014 compared to a reduction of $4.7 million in the fourth quarter of 2013. Net sales of zinc metal were $24.7 million for the quarter reflecting the combination of brokered metal and Mooresboro production.
  Cost of sales were $94.8 million, or $17.3 million lower than the prior year quarter, as lower volume of total shipments of zinc products and lower cost associated with the shutdown of the Monaca plant were partially offset by the higher LME zinc price and the startup of the Mooresboro facility. Cost of sales for the prior year quarter included $19.7 million related to impairment and severance costs associated with the planned shutdown of the Company’s Monaca, Pennsylvania facility.
  Depreciation increased $3.8 million as higher amounts associated with the new zinc plant and the Zochem expansion were partially offset by reduced depreciation of the Monaca facility. Interest expense increased $8.5 million, or $(0.08) per diluted share, reflecting reduced levels of capitalized interest and higher levels of debt. Other income for the fourth quarter of 2014 included $7.5 million earned under the contract with Shell Chemical LLC to permit early demolition of certain buildings at our Monaca, PA facility.

  Cash used by operating activities was $33.0 million and included a $27.8 million reduction in accounts payable and accrued expenses for the quarter ended December 31, 2014. Capital spending was $4.3 million for the quarter, and financing activities used $4.1 million during the quarter. Cash on hand was $30.7 million and we had $5.5 million of unused availability under our various credit facilities as of December 31, 2014. In January 2015, we completed a follow on equity offering and received $69.6 million in net proceeds. We believe we have adequate liquidity to meet the capital needs of the business and the ramp-up of the Mooresboro facility.

Shipments and Production Data

	Quarter ended Dec 31,		Year ended Dec 31,
	2014	2013	2014	2013
Zinc Production - tons
finished products - tons	25,340	39,051	98,960	157,174
Shipments - tons
Zinc finished product	27,562	39,994	128,988	169,376
WOX/Calcine shipments - tons	23,458	5,065	97,391	5,065
Total zinc contained shipments	39,621	39,577	179,287	156,305
Net sales realization - per pound
Zinc finished products	$1.11	$0.96	$1.06	$0.98
Zinc finished products - zinc contained	$1.26	$1.06	$1.19	$1.09
EAF dust receipts - tons	141,707	144,387	588,996	613,749
Nickel remelt alloy shipments - tons	7,476	6,863	29,024	27,897
LME average zinc price - per lb	$1.01	$0.86	$0.98	$0.87
LME average nickel price - per lb	$7.17	$6.31	$7.65	$6.81

Business Outlook

Demolition of the Monaca site, undertaken pursuant to the agreement with Shell Chemical, is expected to be completed during the first quarter of 2015. The water treatment plant is the final structure to be removed.

During the fourth quarter, EAF dust tons processed decreased approximately 4% compared with the third quarter of 2014 while EAF dust received decreased 9.5% over the same period, as reported steel industry capacity utilization decreased from 78.8% to 76.3%. We are seeing signs during the first quarter that operating levels in the steel industry are reducing; however, based on available inventory, we expect to operate all of our waelz kilns through the first quarter of 2015. Based upon the expected rate of ramp up at Mooresboro, we expect to continue to produce zinc calcine from excess waelz oxide during the first quarter. The calcining operation will be shut down when Mooresboro begins to consistently achieve a production capacity utilization level of approximately 75%.

Zochem’s earnings before taxes for the quarter were $3.0 million, a significant improvement compared with the prior year’s fourth quarter, due primarily to increased volume of shipments. For the full year, Zochem’s earnings before taxes were $13.6 million, a 70% increase over the prior year, as shipment volume increased 73% to a record level of 68,000 tons of zinc oxide for the facility. Zochem has also operated 36 consecutive months without a recordable injury and finished the year with six consecutive months with 100% in-spec production.

INMETCO’s earnings before taxes were $3.4 million for the quarter, which is an increase of 119% versus the prior year’s quarter, due primarily to the ability to defer planned maintenance, higher realized prices and cost reductions associated with the idling of the cadmium recovery facility in November 2013. INMETCO operated at full capacity. Pig production increased by 8.3% compared with the prior year’s fourth quarter. Tolling receipts were down 4% compared with the prior year’s fourth quarter, reflecting primarily a reduction in output from one customer that was experiencing a production bottleneck. Nickel price also contributed to the positive quarter at INMETCO as the price was up 14% over the fourth quarter of 2013. The annual maintenance outage which had been planned for the fourth quarter of 2014 was deferred until January 2015. It lasted a total of 22 days.

In January 2015, we added approximately $70 million of additional capital through a follow on equity offering to provide additional liquidity to support strategic investment opportunities and to provide back stop liquidity in case we continue to encounter unforeseen issues during the continued ramp up of Mooresboro.

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Tuesday, February 24, 2015, at 11:00 am EST to discuss its fourth quarter. Dial-in instructions are as follows:

Dial-In Numbers:
United States:	(877) 261-8992
International:	(847) 619-6548

Confirmation Number:	3893 3783

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=936557&s=1&k=7A85C4C50AD7F5CED22B13A5CEF5EB8B.

A replay of the call will be available beginning at 1:30 pm ET on Tuesday, February 24, 2015, and ending on Tuesday, March 3, 2015, at 11:59 pm ET. Dial in instructions for the replay are:

Dial-In Numbers:
United States:	(888) 843-7419
International:	(630) 652-3042
Access Code:	3893 3783#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem, a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, liquidity, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement

	Quarter ended Dec 31,		Year ended Dec 31,
	2014	2013	2014	2013
	(unaudited)
Net sales	$106,630	$103,627	$453,937	$441,936
Cost of sales (excluding depreciation and amortization)	94,710	104,372	414,786	409,568
Severance expenses	83	7,691	288	7,691
Insurance claim income	-	-	-	(2,450)
Gross profit (loss) - excluding depreciation and amortization	11,837	(8,436)	38,863	27,127
Depreciation and amortization	11,910	8,104	35,406	29,678
S G & A expenses	6,359	5,328	24,149	22,207
Loss from operations	(6,432)	(21,868)	(20,692)	(24,758)
Interest expense	9,178	721	21,680	2,728
Interest and other income	7,031	3,782	13,942	6,072
Loss before taxes	(8,579)	(18,807)	(28,430)	(21,414)
Income tax benefit	(4,524)	(6,363)	(12,974)	(7,455)
Net loss	$(4,055)	$ (12,444)	$(15,456)	$(13,959)

Loss per diluted share	$(0.08)	$(0.26)	$(0.30)	$(0.31)

Weighted average diluted shares outstanding	50,719	48,375	50,682	45,160

Adjusted EBITDA (1)	$7,383	$11,169	$20,400	$33,626

Balance Sheet Items	December 31, 2014	December 31, 2013
	(unaudited)
Cash and equivalents	$30,714	$136,327
Other current assets	124,256	139,826
Property, plant and equipment, net	799,093	708,250
Other assets	19,454	20,909
Total assets	$973,517	$1,005,312

Current liabilities	$106,423	$161,819
Long-term debt	406,016	354,768
Other long-term liabilities	26,893	43,831
Stockholders’ equity	434,185	444,894
Total liabilities and stockholders’ equity	$973,517	$1,005,312

Segment Information (unaudited)

Three months ended December 31, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$57,977	$35,682	$13,280	$(309)	$106,630
(Loss)income before income taxes	(6,648)	2,958	3,353	(8,242)	(8,579)

Three months ended December 31, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$73,026	$18,903	$12,416	$(718)	$103,627
(Loss)income before income taxes	(21,807)	1,560	1,530	(90)	(18,807)

Year ended December 31, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$256,609	$144,685	$54,090	$(1,447)	$453,937
(Loss)income before income taxes	(37,189)	13,554	13,906	(18,701)	(28,430)

Year ended December 31, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$311,914	$78,342	$53,638	$(1,958)	$441,936
(Loss)income before income taxes	(40,934)	7,941	12,535	(956)	(21,414)

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate performance and to compare current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net loss:

	Quarter ended Dec 31,		Year ended Dec 31,

	2014	2013	2014	2013

Net loss	$(4,055)	$(12,444)	$(15,456)	$(13,959)
Non-cash hedge adjustments	638	4,733	(1,054)	5,719
Non-cash compensation expense	1,184	422	4,768	3,209
Impairment of assets - Monaca	-	9,349	-	9,349
Severance and other - Monaca	83	10,429	1,972	10,429
Income tax benefit	(4,524)	(6,363)	(12,974)	(7,455)
Interest expense	9,178	721	21,680	2,728
Interest and other income	(7,031)	(3,782)	(13,942)	(6,072)
Depreciation and amortization	11,910	8,104	35,406	29,678
Adjusted EBITDA	$7,383	$11,169	$20,400	$33,626

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO